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                                                                       EXHIBIT C


                   LOCK-UP AGREEMENT FOR SELLING STOCKHOLDERS




                                April 3, 1997


Deutsche Morgan Grenfell Inc.
EVEREN Securities, Inc.
Sanders Morris Mundy
     as Representatives of the several
     Underwriters to be named in the
     within-mentioned Underwriting Agreement
31 West 52nd Street
New York, New York 10019

        Re:     Proposed Public Offering by ITEQ, Inc.

        The undersigned, a stockholder of ITEQ, Inc. (the "Company"), understands that Deutsche Morgan Grenfell Inc., EVEREN Securities, Inc., and Sanders Morris Mundy, acting as representatives (the "Representatives") of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement (the "Underwriting Agreement") with the Company providing for the public offering of shares of the Company's common stock, par value $.01 per share (the "Common Stock").

        In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that from the date hereof until the expiration of the period of 180 days after the date of the Prospectus (as defined in the Underwriting Agreement), the undersigned will not, without the prior written consent of Deutsche Morgan Grenfell Inc. on behalf of the Underwriters, directly or indirectly, except as provided in the Underwriting Agreement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file or demand that the Company file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.



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                                      LOCK-UP AGREEMENT FOR SELLING STOCKHOLDERS






        The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned.



                                                Very truly yours,


                                                MARK E. JOHNSON

                                                Signature: /s/ Mark E. Johnson
                                                          ---------------------
Accepted as of the date
first set forth above:

DEUTSCHE MORGAN GRENFELL INC.
EVEREN SECURITIES, INC.
SANDERS MORRIS MUNDY

        By:   Deutsche Morgan Grenfell Inc.

              Signature:
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              Title:
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